UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 27, 2010

iCAD, INC.
 (Exact name of registrant as specified in its charter)

Delaware	1-9341	02-0377419
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

98 Spit Brook Road, Suite 100, Nashua, New Hampshire	03062
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (603) 882-5200

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events

On September 27, 2010 the Company signed a lease (the “Lease”) for approximately 3,492 square feet of office space located at 1160 Dayton–Yellow Springs Road, Suite 21, in Fairborn Ohio, (the “Premises”). The Lease provides for a three (3) year and three (3) month term commencing on the day the landlord of the Premises substantially completes certain work on the Premises, which is expected to occur no later than December 17, 2010. The Lease provides the Company with the option to renew the Lease for an additional three (3) year period. The rental payments under the Lease are as follows: (i) during Lease months 1-3 – at the annual rate of Zero ($0.00); (ii) during Lease months 4-15 – at the annual rate of Forty Two Thousand Seven Hundred Seventy-Seven and no/100 Dollars ($42,777.00); (iii) during Lease months 16-27 – at the annual rate of Forty Three Thousand Six Hundred Fifty and no/100 Dollars ($43,650.00) and (iv) during Lease months 28-39 – at the annual rate of Forty Four Thousand Five Hundred Twenty-Three and no/100 Dollars ($44,523.00), with all amounts payable in equal monthly installments. The monthly payments for the renewal term, if any, will be substantially similar to the payments referred to above.

The Lease will replace the current lease the Company has with respect to its current larger facility located at 2689 Common Blvd. in Beavercreek Ohio. The lease covering the Beavercreek facility expires in December 2010 and calls for annual lease payments of approximately $446,000 per year. The Company currently subleases a total of approximately 12,000 square feet of its office space at the Beavercreek facility for which it receives from the subleasees a total of approximately $177,000 per year.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

iCAD, INC.
(Registrant)

By: /s/ Darlene M. Deptula-Hicks
Darlene M. Deptula-Hicks
Executive Vice President of Finance and Chief Financial Officer

Date: September 29, 2010